Cardinal Communications Acquires 10-year License to the
Rights of GalaVu Technology
Tuesday February 21, 9:00 am ET

Cardinal also Agrees to Acquire Majority Stake in GalaVu's Parent
Company, Entertainment Media & Telecoms Corporation (EMT)

BROOMFIELD, Colo., Feb. 21 /PRNewswire-FirstCall/ -- Cardinal Communications, Inc. (OTC Bulletin Board: CDNC - News), a provider of voice, video and high-speed broadband communications services, and a specialized developer of residential real estate, today announced it has acquired a 10-year license to the technologies of GalaVu Entertainment Network Inc., which operates an advanced Digital Video On Demand (DVOD) platform and owns the pay-per-view rights to approximately 25,000 hotel rooms in Canada. Cardinal also has signed a definitive agreement to purchase a majority and controlling stake in GalaVu's parent company, Australia-based Entertainment Media & Telecoms Corporation Limited (EMT).

Cardinal acquired the rights to the GalaVu DVOD technology when it purchased AUD$2.7 million in secured EMT debt for AUD$702,500, and agreed to provide a AUD$797,500 bridge loan to fund GalaVu's near-term working capital needs. Cardinal now owns approximately AUD$3.5 million in EMT secured debt and is EMT's largest creditor.

Ed Garneau, chief executive officer of Cardinal, said, "This acquisition represents an important addition to the Cardinal family and a milestone event in our effort to position Cardinal for long-term profitable growth. GalaVu's DVOD delivery system is second to none, and gives Cardinal an incredible advantage as we deploy Bundled Digital Services to our customers. We will have a delivery method against which few companies can compete. Moreover, our customers will have access to movies even before most cable operators can offer them. With the addition of EMT and GalaVu as subsidiaries of Cardinal, we will assume the role as North America's fourth largest provider of video- on-demand to the hospitality industry. While this is a fantastic place to start, we have our sights set on the positions ahead of us. Cardinal will soon become a truly international company with operations in four countries on three continents."

Garneau said it is Cardinal's intention to convert its AUD$3.5 million in EMT debt into EMT shares, which will make Cardinal EMT's controlling shareholder. EMT would then become an operating subsidiary of Cardinal. The transaction must receive approval from EMT shareholders, which is expected within approximately 60 days.

EMT is a public company listed on the Australian Stock exchange, however trading has been suspended. Trading is scheduled to resume upon the retirement of the receiver's debt and the filing of EMT's audited financial statements for fiscal 2005, which also is expected within 60 days.

About Cardinal Communications, Inc.

Cardinal Communications operates a suite of vertically integrated businesses that provide both bundled digital communications services (voice, video and high-speed Internet) and high-quality real estate to the residential marketplace. The Company's expertise in communication infrastructure and turnkey residential development allows Cardinal to capitalize on growing demand among homebuyers for modern residences that are pre-equipped with a range of digital communications options. The Company is also partnering with other developers that seek Cardinal's expertise in designing, building and operating residential communication networks that will deliver long-term revenue opportunities.

Cardinal also operates Get-A-Phone, a provider of specialized local and long-distance calling programs in select U.S. markets. Based in Broomfield, Colo., publicly traded Cardinal trades on the Bulletin Board under the symbol "CDNC." For more information, visit the Company's website at www.cardinalcomms.com.

SAFE HARBOR STATEMENT: Some information in this release is forward looking. These forward-looking statements may be affected by the risks and uncertainties in Cardinal Communications and its subsidiaries and divisions. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of Cardinal Communications' Securities and Exchange Commission filings. Cardinal Communications wishes to caution readers that certain important factors may have affected and could in the future affect its actual results and could cause actual results for subsequent periods to differ materially from those expressed in any forward- looking statement made by or on behalf of Cardinal Communications. There are many factors that will determine whether Cardinal Communications will be successful in its endeavors, including, without limitation, access to adequate capital and consumer acceptance of its telecommunications service offerings. Cardinal Communications undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contact:
Craig Cook, Chief Administrative Officer
Cardinal Communications, Inc.
303-285-5348